Exhibit 99.1

Alexander Long
143 Wellington Street West 109
Chatham Ontario Canada N7M 1J5

For value received, $250.00 added to the Note balance. I Alexander Long transfer ownership of mining claim identified as Red Rupert 1 mineral tenure ID # 850457, Red Rupert 2 tenure ID# 850459, and Tenure ID# 850458 which is unnamed at this time. The claims are described in detail on the file titled map 104m.pdf (Exhibit 99.2 to the Form S-1).  Transfer of ownership  To Success Exploration and Resources Inc. Title to the said claim is active until April 1, 2012.

Signed                                                                           Dated April 1, 2011